Exhibit 99.1

FINAL TRANSCRIPT ARP — Q4 2004 American Reprographics Company Earnings Conference Call Event Date/Time: Mar. 03. 2005 / 5:00PM ET streetevents@thomson.com 617.603.7900 www.streetevents.com © 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without theprior written consent of Thomson Financial.

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ARP - Q4 2004 American Reprographics Company Earnings Conference Call

CORPORATE PARTICIPANTS

David Stickney
American Reprographics Company - IR

Mohan Chandramohan
American Reprographics Company - CEO

Suri Suriyakumar
American Reprographics Company - Pres., COO

Mark Legg
American Reprographics Company - CFO

CONFERENCE CALL PARTICIPANTS

Jonathan Shapiro
Goldman, Sachs - Analyst

Eric Sledgister
CSFB - Analyst

Michael Schneider
Robert W. Baird - Analyst

Thatcher Thompson
CIBC World Markets - Analyst

George Stein
M.A. Weatherby - Analyst

Ricky Salen
Eminence Capital - Analyst

Bradley Safalo
J.P. Morgan - Analyst

PRESENTATION

Operator

Good day ladies and gentlemen and welcome to the American Reprographics Company's fourth quarter 2004 earnings conference call. My name is Stephen and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will facilitate a question and answer session toward the end of this conference. (OPERATOR INSTRUCTIONS) As a reminder, this conference is being recorded for replay purposes. I would now like to turn the presentation over to Mr. David Stickney, Director of Corporate Communications.

David Stickney - *American Reprographics Company - IR*

Thank you, operator, and good afternoon everyone. I'm joined today by Mohan Chandramohan, CEO; Suri Suriyakumar, President and COO and Mark Legg, CFO. We're very happy that our post-IPO quiet period ended in time to make a meaningful statement of our performance to the financial community.

Earlier this afternoon, the Company issued a release reporting financial results for the fourth quarter of 2004 ended December 31, 2004. This release can be accessed from the investor relations section of ARC's web site at www.e-arc.com.

Before we begin, here are a few items for everyone's reference. First, we have arranged for a taped replay of this call which may be accessed by phone. It will be available approximately 1 hour after the call's conclusion today and will be accessible for 7 days. The dial-in access number for this replay is 617-801-6888. The passcode is 52818160.

Secondly, this call is also being webcast live with a Web replay also available. Both the call and the webcast can be accessed again from the investor relations section of ARC's web site at e-arc.com. Finally, our investor relations firm is Financial Dynamics and their contact information is on our press releases. Please feel free to contact them directly for general information about the Company.

Before we begin, I would like to make a brief statement regarding forward-looking remarks. This call contains forward-looking statements within the Safe Harbor provisions of the Private Litigation Reform Act of 1995 regarding future events and the future financial performance of the Company, including 2005 financial guidance. We wish to caution you that such statements are only predictions and actual results may differ materially as a result of risks and uncertainties that pertain to our business. These risks are highlighted under the risk factor section of our final prospectus dated February 3, 2005. The forward-looking statements contained in this call are based on information as of March 3, 2005 and except as required by law, ARC undertakes no obligation to update or revise any of these forward-looking statements. Now it is my pleasure to turn the call over to our CEO, Mohan Chandramohan.

Mohan Chandramohan - *American Reprographics Company - CEO*

Thanks, David. Good afternoon everyone and thank you for joining us today to discuss ARC's results for 2004. We're delighted and grateful for your interest and participation in our first earnings call as a public company. On February 3, 2005, exactly one month ago, ARC successfully completed

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ARP - Q4 2004 American Reprographics Company Earnings Conference Call

an initial public offering of our common stock and listed it on the New York Stock Exchange. We offer 13,350,000 shares of common stock comprising 7.67 million of primary shares and 5.68 million of secondary shares at a share price of $13. The proceeds of the primary share issue have gone towards improving our capital structure which we believe will advance ARC's competitive position going forward.

We are very proud of this accomplishment and I would like to thank all of those involved, including our customers and employees, bankers, prospective investors with whom we met and our new shareholders. This new offering has opened a new chapter in our life as a company. We are excited to start this new chapter, partnered with our stakeholders who share our company's vision.

We had a solid fourth quarter; reported sales for that period of 107.6 million compared to 99.6 million in the fourth quarter of 2003. For the full year, sales increased to 443.3 million compared to 415.9 million in 2003.

For the benefit of those who are on the call that are still getting up to speed on ARC, we would like to briefly discuss our business by giving you an overview of our company, our operations and our growth strategies. We will then discuss our 2004 financial results in greater detail. At the conclusion of our presentation, we would like to take some time answering your questions.

ARC is the largest firm in the $5 billion reprographics industry. In terms of both of our revenues and footprint, we are approximately 8 times larger than our nearest competitor. We serve the architectural, engineering and construction communities, commonly known as the AEC industry. Since 1997, we have also established a strong presence in other non-AEC markets. Today, 65 percent of our total revenues are derived from the non-residential construction sector, while 15 percent is derived from residential construction and the remaining 20 percent coming from other non-AEC applications. We serve over 65,000 customers from 177 (indiscernible) connected reprographic service centers across the country. Our 5 core services, the key growth areas are -- digital document management and facilities management.

These two areas are also extremely strategic to our long-term objectives. This is because nothing happens in the construction industry without drawings. In providing document management services, we take control of our customers' drawings and in so doing, lock in all of the reprographics revenue from related construction projects. We have pursued a similar strategy with our non-AEC business as well.

As our industry is increasingly transitioned to web-based technologies, we have taken the early lead and developed our own Web-based suite of technology solutions, called Plan Well (ph). With its 274 regional services located across the country which are connected to our technology center in the Silicon Valley, Plan Well today is the most widely used Web-based document management system in the industry. This rapidly growing database of content has ensured our continued control of our customers' drawings and through it, the growth of our core services.

Facilities management, our other fee service, is where we give our customers in-house capabilities to print their check prints and drafts. Our facilities management contracts typically run between 3 to 5 years and invariably have an exclusivity clause which requires our customers to give us all of their reprographics business. Today, we have over 1900 facilities management contracts and this service has been growing at a compounded annual rate of 32 percent since 1997.

As I mentioned earlier, ARC derives approximately two-thirds of its revenues from the non-residential construction segment. Non-residential construction is projected to grow at a compounded annual rate of 5.8 percent over the next three years due to the confluence of three macroeconomic factors, namely sustained jobs growth, business investment growth and a favorable interest rate environment. Due to our strong presence in the geographic regions of the country which are driving this growth, we are well positioned to benefit from this upturn.

In addition to this projected industry growth, we have in place certain focused growth strategies to gain market share. Our growth strategies will help us expand our footprint through new branch openings, acquisitions and facilities management installations. We have many years of experience in these three areas and over the years, we have perfected highly profitable economic models on which to execute these strategies. Our growth strategies will also help us gain large national customers that are seeking one-stop reprographic solutions.

On the cost front, we believe we are the lowest cost operator in the industry due largely to four key attributes -- the lowest vendor pricing in the industry due to our size, our large operating scale, tremendous operational efficiencies produced by our proprietary technologies and a 17-year track record of strong cross-management at all levels of our

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ARP - Q4 2004 American Reprographics Company Earnings Conference Call

organization give us a strong cost advantage over our competitors.

Finally, our management team is highly committed to ARC and its future. It is primarily made up of invested (indiscernible) who have joined us through our many acquisitions over the past 17 years. Our management protection rate over this period is greater than 93 percent. This means our core team has been together and successfully operated together for many years. At this time, I would like to call upon our President and COO Suri to give you a brief update on our growth strategies. Suri?

Suri Suriyakumar - *American Reprographics Company - Pres., COO*

Thank you, Mohan. Before I dive into our growth initiatives, I want to explain the terms reprographic, particularly for those who have not heard of it before. Reprographics (indiscernible) construction documentation (indiscernible). Documents actually mean communication in construction. Nothing happens in construction without documents. You cannot design, code, make, build, or for that matter, even do tenant improvement without drawings. In construction, in a perfect move from one fit to another, namely from design to bid to build will undergo significant amount of changes. Thousands of documents are created and exchanged due to this process. Over 290 (indiscernible) tradespeople in spite of the construction industry have to come together to orchestrate a difficult commercial building projects, literally truckloads of paper gets printed and distributed.

Repographers handle all of this documentation and distribution services and actually have done this for 100 years. In the (indiscernible) reprographics, we have a Web base sophisticated and complex document management system called Granville (ph). Granville accesses the simple (indiscernible) for our customers in order to manage and distribute documents and the information when they want and where they want. It is commonly known as a digital Granville.

Let me emphasize that construction is one of the largest industries in the world, almost $1 trillion in size. Repographers manage and distribute what is considered to be a critical component of the industry, which are the drawings. Our objective is to develop and establish (indiscernible) as the standard in the industry and continue to build a database of drawings. By doing so, we will have the ability to manage and distribute content which is critical for the trillion-dollar construction industry.

Now to our (indiscernible) plans. Our new branch openings, combined with the existing market grows and acquisition, is expected to yield 10 to 15 percent in potential annual growth. I'm excited to report that we're on target to meet these projections. What I would like to specifically report are the two areas where we have made good progress. Firstly, with regards (indiscernible) in reprographics. This is the private industry association of (indiscernible) buyers. During our road show, we stated that we have signed 45 members since our inception. We're pleased to report that we have increased our membership by over 25 percent to 58 members. This has increased our Plan Well technology installations from 257 to 274 across the country.

Secondly are (indiscernible) installations which actually are on-site facilities in our customers' offices like Mohan stated. During our road show, we recorded a total of 1760 installations. It has now increased to 1926, an additional 166 locations. With that, I will hand it over to Mark Legg, our Chief Financial Officer. Mark?

Mark Legg - *American Reprographics Company - CFO*

Thank you, Suri, and good afternoon everyone. I would like to start our financial review today with our discussion of 2004 results of operation. Revenue for the full-year was 443.9 million compared to 115 million reported in 2003 for an increase of 6.7 percent. This increase was driven by an increase in our FM business of $13 million, or 22 percent, coupled with an increase in our reprographic service business of 17.3 million, or 5.5 percent.

These increases were partially offset by a decrease in our equipment and supplies business of $2.5 million. We expect our equipment business to continue to decline as we convert this revenue base into FM revenue base at much better gross margins. Margins, gross margins for the year, came in at 40.6 percent, up from 39.4 percent in 2003. This increase was the result of the margin expansion we enjoyed to organically grow our incremental revenue. Operating expenses comprised mostly of SG&A were 108.9 million in 2004 compared to 103 million in 2003. As a percentage of revenue, operating expenses were 24.5 percent for 2004, which is down from 24.8 percent for the previous period. Included in 2004 operating expenses is a non-recurring item totaling $1.4 million related to a dispute with the sales tax authorities in

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ARP - Q4 2004 American Reprographics Company Earnings Conference Call

the state of California. Without this onetime item, 2004 operating expense would have been 107.5 million, or 24.2 percent of revenue compared to 24.8 percent of revenue in 2003.

EBITDA of 90.9 million was achieved in 2004 compared to 81.9 million in 2003 for an increase of 11 percent. EBITDA margins in 2004 came in at 20.5 percent compared to 19.7 percent in 2003. Once again, I want to emphasize that EBITDA in 2004 includes the 1.4 million of non-recurring items, and that without that item, our 2004 EBITDA margin would have been 20.8 percent in '04 compared to 19.7 percent in '03.

Operating income in 2004 was 71.2 million or 16 percent of revenue compared to 61 million or 14.7 percent of revenue in '03. As with EBITDA, operating income in '04 includes the non-recurring 1.4 million tax dispute.

Operating margins have increased over 2003 due to the margin expansion we enjoyed on organically derived incremental revenue. This expansion is the result of our cost structure being approximately 60 percent fixed and the fact that we have additional capacity today on our production floor. The interest expense in 2004 came in at 33.6 million compared to 39.4 million in 2003. Because all of our net IPO proceeds for the sale of primary shares were used to pay down debt, we anticipate that growth interest expense in future periods will be lowered by approximately $9 million per year.

Net income for 2004 after adjusted for the pro forma incremental tax provision as if we had converted to a Delaware corporation at the beginning of the period was $20.4 million or 54 cents per share fully diluted compared to net income of 1.1 million or 3 cents a share in 2003. Please note that 2003 earnings included a charge of 14.9 million incurred in connection with the earlier (indiscernible) of our debt. Had this chart not been incurred, 2003 net income would have been 10.4 million or 28 cents per share.

Cash flow from operations in 2004 came in at $60.8 million. That compares to $48.2 million in 2003. This increase was primarily the result of two factors. First and foremost, our EBITDA increased over 2003 by $9 million. Secondly, in 2003, we incurred a 5.9 million cash charge for the early retirement of our mezzanine debt. These cash gains were partially offset by IPO-related cash expenses incurred in 2004.

Moving to the balance sheet, our working capital requirements remain relatively minimal. At December 31, 2004, working capital was 23.3 million, or approximately 5 percent of our revenue. We closed the year with 13.8 million in cash as compared to 17.3 million in cash in 2003. Net accounts receivable increased from 56.7 million to 61.6 million in 2004, while our days sales outstanding, or DSO, remained constant at approximately 51 days.

Inventory at the end of 2004 was $6 million compared to 5.9 million in the prior year and represents an inventory supply on hand of approximately 32 days. Total debt at the end of 2004 was 348.6 million, which is down from 385.1 million in 2003 as we continue to use our free cash flow to pay down debt. In fact, during 2004, we retired approximately $47 million of debt from internally generated cash flow. As Mohan mentioned earlier, we completed our IPO last month and all of the net proceeds from the sale of our primary shares was used to pay down debt. Specifically, we paid down 27 million in preferred equity, 51 million in second lien (ph) senior debt and 10 million in first lien debt. Of course, debt paydown from IPO proceeds in addition to the 47 million we paid down last year from cash flow. Again, as a result of the debt retirement from our IPO proceeds, gross annual interest savings will exceed $9 million.

For 2005, we believe that ARC will generate revenue of approximately 470 to 480 million. This outlook excludes any large and significant acquisitions that may take place during the year. Based on this revenue level, we expect our earnings-per-share to be in the range from 79 cents to 81 cents per share fully diluted.

That concludes our financial discussion, and at this point, I would like to turn the call back to the operator for the question and answer session. Operator, could you come on the line please.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Jonathan Shapiro, Goldman, Sachs.

Jonathan Shapiro - *Goldman, Sachs - Analyst*

Good afternoon, everyone. I wanted to see if you guys could talk a little bit about sort of trends in commercial construction. I guess on the margin, all the news that has come out in the last month or so since the IPO has been on the margin positive and things seem to be sort of picking up steam. I was

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ARP - Q4 2004 American Reprographics Company Earnings Conference Call

wondering if you guys could comment on what you're seeing in the market so far?

Mohan Chandramohan - *American Reprographics Company - CEO*

Jonathan, thank you for your question. This is Mohan. We are seeing positive feedback from our customers. We constantly perform intelligence on the ground, especially with our customers taking on their project pipelines and the information and the feedback we're getting is that the pipelines are growing and the outlook looks pretty good and quite in-line with the projections that we have stated.

Jonathan Shapiro - *Goldman, Sachs - Analyst*

So you think the 5 to 7 percent growth, sort of market that you guys were talking about, pretty firm. And then acquisitions, branch openings, all that would be on top of that?

Mohan Chandramohan - *American Reprographics Company - CEO*

That is correct. The market expansion relative to the 5.8 percent. Growth in (indiscernible) and construction, we feel good about that.

Jonathan Shapiro - *Goldman, Sachs - Analyst*

Do you guys have on hand the fourth quarter revenues by -- I guess it would be business segment, sort of facilities management (indiscernible) services?

Mohan Chandramohan - *American Reprographics Company - CEO*

I will have Mark Legg, our CFO, address that.

Mark Legg - *American Reprographics Company - CFO*

Thanks, Mohan. Jonathan, it's good to hear from you. (indiscernible) you're talking about the quarter or for the full year?

Jonathan Shapiro - *Goldman, Sachs - Analyst*

If you happen to have the quarterly on hand, I'm sure we could actually do the algebra, based on what you gave us. If you have the quarterly stuff handy, that would be helpful.

Mark Legg - *American Reprographics Company - CFO*

I don't have it right front of me. I will be happy send it to you off-line, but I will give you the annual number.

Jonathan Shapiro - *Goldman, Sachs - Analyst*

Sure. That would be great.

Mark Legg - *American Reprographics Company - CFO*

Reprographic services came in at 333.3 million, facilities management came in at 72.4 million, equipment and supplies came in at 38.2 million.

Jonathan Shapiro - *Goldman, Sachs - Analyst*

Two other quick questions. One is on hedging. You talked about interest expense coming down from proceeds in the IPO and sort of a run rate of what paid down in free cash flow last year. To the extent interest rates are going up, can you sort of explain sort of your current debt position and how much of that is hedged and how much of that you have full exposure as LIBOR goes up?

Mohan Chandramohan - *American Reprographics Company - CEO*

Mark, could you answer that too?

Mark Legg - *American Reprographics Company - CFO*

Roughly today, 60 percent of our bank debt is hedged with what I would characterize as a collar hedge, Jonathan. In other words, we have a collar, whereas LIBOR goes above 5 percent, we have production. So as long as it stays within the range below 5 percent, the debt flows at LIBOR.

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ARP - Q4 2004 American Reprographics Company Earnings Conference Call

Jonathan Shapiro - *Goldman, Sachs - Analyst*

Last question is cheap stock. I know you guys have a little bit of cheap stock you have to amortize. How much of that do you have in your '05 numbers?

Mohan Chandramohan - *American Reprographics Company - CEO*

Mark?

Mark Legg - *American Reprographics Company - CFO*

It is roughly $550,000 for the year in '05.

Jonathan Shapiro - *Goldman, Sachs - Analyst*

Great. Thanks, guys.

Operator

Eric Sledgister, CSFB.

Eric Sledgister - *CSFB - Analyst*

The first question relates to internal growth. I was hoping you could summarize that for us for the fourth quarter and for the year.

Mohan Chandramohan - *American Reprographics Company - CEO*

I will pass this to Mark. Mark, you should have those numbers.

Mark Legg - *American Reprographics Company - CFO*

Internal growth, actually almost all of the growth in '04 was organic. In other words, while we may have had some very small fold-in acquisitions, we were primarily only buying customer lists and we really treat that as organic. So we're looking at almost I would say 6.6 of the 6.7 percent growth is organic and the same holds true for the fourth quarter. We did not see any meaningful acquisitions that added topline revenue to our numbers during that time.

Eric Sledgister - *CSFB - Analyst*

Okay. And we were also a little bit surprised to see SG&A down about 2 million sequentially and below the prior year amount as well. Could you tell us what was driving that and where you expect that to be going forward?

Mohan Chandramohan - *American Reprographics Company - CEO*

Mark, you should have the details on that, too.

Mark Legg - *American Reprographics Company - CFO*

During the third quarter of '04 as we were preparing to go public, we did several initiatives to strengthen and improve our financial reporting structure. Part of those improvements was the implementation of a standardized sale of accounts throughout our 42 business units and standardized reporting practices throughout our 42 units. As a result of that standardization procedure, we took each labor component and classified it standardly over all 42 business units as either being part of cost of goods sold and production or part of SG&A in the back office. And prior to that point ion time, not everybody was accounting for people exactly on a consistent basis. As a result of that exercise, a certain amount of labor at some divisions had categorized as SG&A was recategorized as cost of goods sold production labor. And particularly, I'm talking about what we call fillers and customer service reps that actually operate on the production floor and are in constant contact with our customer base. Some of the divisions had put those into SG&A, and we adopted a consistent standard and moved that up to production costs. So it was just a reclass in between the labor categories.

Eric Sledgister - *CSFB - Analyst*

Great. Thanks a lot guys.

Operator

Michael Schneider, Robert W. Baird.

Michael Schneider - *Robert W. Baird - Analyst*

Good afternoon guys. A couple of questions. First I want to talk about pricing. On the roadshow, you talked about as the economy improves, you get any gains from pricing power.

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ARP - Q4 2004 American Reprographics Company Earnings Conference Call

Have you seen any indication of that? And what does your guidance assume about pricing in '05?

Mohan Chandramohan - *American Reprographics Company - CEO*

We're not giving any guidance on that Michael, but typically as capacity utilization picks up in the industry and turnaround times become the (indiscernible), prices will go up.

Michael Schneider - *Robert W. Baird - Analyst*

Have you begun to see that yet?

Mohan Chandramohan - *American Reprographics Company - CEO*

Not yet. We're in the very early stages of this turnaround in the commercial construction business.

Michael Schneider - *Robert W. Baird - Analyst*

And as we've indicated the thing in a couple of different ways, the market is getting better. What have you seen in the M&A arena at this point? And have you seen people become more willing to sell or actually less willing to sell, because the market is actually in an upswing?

Mohan Chandramohan - *American Reprographics Company - CEO*

It is our opinion that is the market turns around and gets better, there will be more people willing to sell, as was the case back in the late '90s because a seller wants to sell off of their good numbers. So we would expect that, and we're seeing the early signs of that. Suri, would you like to add to that?

Suri Suriyakumar - *American Reprographics Company - Pres., COO*

Absolutely, that's exactly true. What has been happening is that as the market starts improving, people who have had opportunities to get out of the business, particularly moving around for a while and was looking for an exit strategy would start thinking about that. This has happened before and we certainly expect it to happen now.

Michael Schneider - *Robert W. Baird - Analyst*

And in terms of branches, you opened 18 in 2004. What would you expect in 2005?

Mohan Chandramohan - *American Reprographics Company - CEO*

Grand branch openings for this year is the minimum of 15. We have already planned 15. In terms of R&D growth, we're more (ph) than that.

Michael Schneider - *Robert W. Baird - Analyst*

Just a couple of final questions. First, the tax rate for 2005. What have you assumed in your range of guidance?

Mohan Chandramohan - *American Reprographics Company - CEO*

Mark, could you could you answer that?

Mark Legg - *American Reprographics Company - CFO*

Yes. We're having a go-forward tax rate in 2005 of 43 percent. Out of that amount, 36 percent is a cash tax rate; the rest is the deferred tax rate. 8 percent is deferred.

Michael Schneider - *Robert W. Baird - Analyst*

But then you mentioned in the guidance, you haven't assumed any significant acquisitions. I guess, could you give us some sense as to what you are define as significant enough to exclude from organic growth versus include from organic growth?

Mohan Chandramohan - *American Reprographics Company - CEO*

What we would include in organic growth with these small insignificant fold-in acquisition that is tantamount to a new branch opening, particularly where we buy a real small company, what we're actually acquiring is a customer list.

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FINAL TRANSCRIPT ARP — Q4 2004 American Reprographics Company Earnings Conference Call Michael Schneider - Robert W. Baird — AnalystAnd those are businesses with revenue run rates of roughlywhat?Mohan Chandramohan - American Reprographics Company- CEOI would say up to $2.5 million a year.Michael Schneider - Robert W. Baird — AnalystAll right, thank you guys.Operator(Operator Instructions) Thatcher Thompson, CIBC WorldMarkets.Thatcher Thompson - CIBC World Markets — AnalystWelcome to your first earnings conference call. The facilitiesmanagement side is obviously growing very quickly. Can youjust describe kind of the gross margin of that business versusyour overall 40.6 percent company-wide gross margin? Andthen the leverage opportunity in that part of your business?Mohan Chandramohan - American Reprographics Company- CEOI will take part of the question, and perhaps Suri will answerthe second part of it. In terms of gross margins, this is how itwill break down. Roughly 75 percent of our sales come fromreprographics, 15 from facilities management and 10 percentcomes from supplies and equipment. Our gross margins onthe reprographics is 41 percent, facilities management 15percent and supplies and equipment 25 percent, which kindof gives you an average of where we ended up for the year,about 40.6 percent. I’d like to have Suri expand on the grossproduct.Suri Suriyakumar - American Reprographics Company — Pres.,COOThanks, Mohan. Usually, SM-17 (ph) a strength for us since —in the last five years, so it probably have (indiscernible) 52percent growth over the last five years, and that trend iscontinuing. People like to do more and more check prints orquick prints on site. And of course, there are more and morecost-effective small format and large format output deviceswhich are being produced by manufacturers. So every timethese opportunities arise, and you know it is an opportunityfor us and part of being (indiscernible), particularly when anarchitect or a construction company — if they were to go andbuy an (indiscernible) in the marketplace, they’re probablyright at the list price of — a price as a 10 percent discount. Butwhen we go in there, because of our buying power, becausewe are the purchaser of — the largest purchaser of(indiscernible) output devices, we can buy the same outputdevices at significant accounts. We not only buy the outputdevices at significant discounts, but we also buy the papertoner and the main (indiscernible) at a significant discount.So we’ve gone through the whole thing and give it to ourcustomers. And more than anything else, in addition to that,because most of these expenses are passed through, ourcustomers can also get (indiscernible) from us foe all of theprinting which takes place in those output devices which theycan get it reimbursed, so they like that. So the (indiscernible)is really a strong one and something which is sought after inour industry and we’re doing very well with that.Thatcher Thompson - CIBC World Markets — AnalystAlright, thanks guys.OperatorGeorge Stein (ph), M.A. Weatherby (ph).George Stein - M.A. Weatherby — AnalystMy question is the gross margin seems to drop 40 bips in thefourth quarter year-over-year. As that due to thereclassification of certain expenses?Mohan Chandramohan - American Reprographics Company- CEOThank you for the question George, yes, you are exactly right.It was — and Mark, would you want to expand on that?Mark Legg - American Reprographics Company — CFONo, that is exactly the right answer. streetevents@thomson.com 617. 603.7900 www.streetevents.com 8 © 2005 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without theprior written consent of Thomson Financial.

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ARP - Q4 2004 American Reprographics Company Earnings Conference Call

George Stein - *M.A. Weatherby - Analyst*

Alright, thank you.

Operator

Ricky Salen (ph), Eminence (ph) Capital.

Ricky Salen - *Eminence Capital - Analyst*

Just a question on the cash-flow statement that came for business in the quarter at $4.6 million -- does that represent the cumulative of all of these sort of small customer list type acquisitions that you've talk about making, or does that represent earnouts on the previous year's acquisitions, and then sort of consistent with a kind of revenue you're expecting, ex-meaningful acquisitions for '05? Should we expect the similar sort of $5 million of these small customer list type acquisitions be included in?

Mohan Chandramohan - *American Reprographics Company - CEO*

Thanks for the question. Mark, you want to take that question?

Mark Legg - *American Reprographics Company - CFO*

Yes, thanks, Mohan. Ricky, it's good to hear from you. The 4.6 million is a combination of the cash portion of businesses acquired this year, plus earnouts from acquisitions in prior years. So the answer to your question is, absent any large and significant acquisitions, that number would probably rachet up slightly or stay the same. Now of course none, as the earnouts start to expire, then that drops it back down again.

Ricky Salen - *Eminence Capital - Analyst*

What is the mix in the (indiscernible) between earnouts and small cash acquisitions?

Mark Legg - *American Reprographics Company - CFO*

I don't have that right at my fingertips, but I can e-mail it to you this afternoon.

Ricky Salen - *Eminence Capital - Analyst*

Do you guys do any other currency to pay for acquisitions, or can I assume that everything you had paid for those acquisitions would be included in there, plus the earnouts?

Mohan Chandramohan - *American Reprographics Company - CEO*

Mark go ahead.

Mark Legg - *American Reprographics Company - CFO*

Ricky, I'm sorry (indiscernible) e-mail you. Could you repeat the question?

Ricky Salen - *Eminence Capital - Analyst*

The question was -- you mentioned that the 4.6 represents the cash portion of acquisitions plus earnouts. Are there any other forms of payment you've used to make acquisitions?

Mark Legg - *American Reprographics Company - CFO*

I'm sorry, I understand the question now.

Ricky Salen - *Eminence Capital - Analyst*

Shares of stock, something of debt, you know --.

Mark Legg - *American Reprographics Company - CFO*

Our typical acquisition model is 50 percent cash, 20 percent in a seller note, which is usually on the term of five years, and roughly 20 percent in earnouts. So only once in our history have we issued stock for an acquisition, and that was our largest acquisition (indiscernible).

Ricky Salen - *Eminence Capital - Analyst*

Okay. So then the total cost of acquisitions that you would have done in the year included (indiscernible) have to add whatever seller notes that you added to the balance sheet on those acquisitions?

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FINAL TRANSCRIPT

ARP - Q4 2004 American Reprographics Company Earnings Conference Call

Mark Legg - *American Reprographics Company - CFO*

That's correct.

Ricky Salen - *Eminence Capital - Analyst*

And you're saying growth for next year included in the 470 to 480 is sort of a similar of these slow acquisition, but nothing meaningful in terms of acquisitions?

Mohan Chandramohan - *American Reprographics Company - CEO*

That is correct.

Ricky Salen - *Eminence Capital - Analyst*

So that looks like it's sort of 6 to 8 percent growth off of what you did this year. So what would you guys think would be the right level of incremental proceed now for EBITDA off of that level of growth?

Mohan Chandramohan - *American Reprographics Company - CEO*

Mark, we're not giving any guidance on EBITDA right now. Is that right?

Mark Legg - *American Reprographics Company - CFO*

The only guidance, Ricky, that we're going to give going forward is revenue and earnings-per-share.

Ricky Salen - *Eminence Capital - Analyst*

Okay, fair enough. Thanks a lot.

Operator

Bradley Safalo, J.P. Morgan.

Bradley Safalo - *J.P. Morgan - Analyst*

Good afternoon, guys. Just a follow-up question really on the facilities management side. You guys are actually well ahead of what our expectations were in basically for the full year in '05. And I'm just wondering in the pipeline now, do you still see a lot of appetite in ongoing conversations there? This 1900-plus number is going to 2000, 2100 for the year?

Mohan Chandramohan - *American Reprographics Company - CEO*

Absolutely, Brad. This is a big growth area for us, it is a big focus. Suri, could you please expand on what our expectations are?

Suri Suriyakumar - *American Reprographics Company - Pres., COO*

Bradley, continue the market this affects very nicely (ph) obviously as all customers continue to look for facilities inside their offices, particularly for check prints and quick prints. Sometimes not necessarily in the drafting room area, but also in the common area, we're able to offer those solutions in a cost-effective way to our customer -- that is the key. They don't have to put the money upfront and they don't have to spend an arm and a leg to get it up and running. So that has been very attractive for them and it is an opportunity for us. So all of our divisions are trained. We retrained every one of our divisions on our FM training call (ph). And we continue to market it. And every time actually equipment manufacturers market their treatment to our customers, more or less, it becomes an opportunity for us to place an FM, and we continue to take advantage of that.

Bradley Safalo - *J.P. Morgan - Analyst*

Is there any sort of seasonality that you guys have seen? Because at the year-end and in the first quarter, people are kind of looking at their cost structure and saying we want to change next year. Is the first half more heavily weighted towards new contracts, or is it fairly consistent throughout the year?

Mohan Chandramohan - *American Reprographics Company - CEO*

We have not seen much seasonality there, Brad. It is a longer sales cycle and like Suri said, at the time suppliers out there are trying to sell a piece of equipment right on their heels showing the value of an asset. So we have not detected any seasonality there.

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FINAL TRANSCRIPT

ARP - Q4 2004 American Reprographics Company Earnings Conference Call

Bradley Safalo - *J.P. Morgan - Analyst*

From the acquisition landscape, sounds like you think that over the next couple of years, you will be seeing increased activity. I'm just curious if you see any sort of changes from -- I know you're several times the size of your nearest competitors, but those that are out there, is there any sense that they're potentially trying to be more aggressive on the acquisition front as we get into a stronger environment to kind of match you guys or somehow catch up?

Mohan Chandramohan - *American Reprographics Company - CEO*

No, there aren't any big players out there, big acquisitions. There are smaller regional firms doing acquisitions in their marketplace that are smaller, but there are not any firms out there that are out there trying to match us. And the largest firms that try to do this, the likes of Ikon, Lason (ph) and -- Suri, do you care to (indiscernible) other large firms?

Suri Suriyakumar - *American Reprographics Company - Pres., COO*

People like Service Point, they've already been interested in doing acquisitions (indiscernible) the reprographics company (indiscernible), but they're not (indiscernible). A very interesting aspect is there aren't too many large reprographic companies available in the marketplace, as you know. We have seen in a way most of the low-hanging fruit so to speak during the last year (indiscernible). So the few companies who have been around who offer larger size, significant size I mean, are people who did not want to sell or were planning to stay on their own. But there are not too many companies, but there are a large number of small companies floating around, and that's what -- most of the companies which can be acquired by other reprographic companies whenever an opportunity arises on original basis, and that's what we do right now. So we don't see significant competition for any large company or significant size reprographics companies from another (indiscernible). So that's for some reason not on the horizon.

Mohan Chandramohan - *American Reprographics Company - CEO*

To finish my statement also Brad, the Ikon and the Lasons tried this in the late '90s, mid to late '90s, and they have since withdrawn and completely got out of the reprographics business.

Bradley Safalo - *J.P. Morgan - Analyst*

From a valuation perspective, the kind of historical multiple that you been able to (indiscernible) smaller players, you expect that to remain the same, given the landscape you've seen in front of you from a competitive perspective?

Mohan Chandramohan - *American Reprographics Company - CEO*

Yes. Historically, if you take the '90s, it was north of 5 multiples, and we think that's where it will be going forward.

Suri Suriyakumar - *American Reprographics Company - Pres., COO*

And I also think that the companies who have non (indiscernible) that are not interested in selling, it's in these, the larger companies, 10 million output, if indeed they were this, they probably, they have a better sense of their value. Definitely the smaller companies might be at the low market multiples, but the larger ones might be looking for better multiples if indeed they were to kind of exit.

Bradley Safalo - *J.P. Morgan - Analyst*

Sure. My last question has to do with the branch expansion strategy. I know tat some of that has to do with at the local level, whether that particular manager feels that he has a need for a new branch or expand his businesses such. So maybe it's not as easy to predict from a seasonal perspective. But off the 18 from last year, how should we think about how that flows through in terms of new location of things throughout the year?

Mohan Chandramohan - *American Reprographics Company - CEO*

We would average at least one a month with some thrusters (ph) in the middle, I would say. So one a month, and then towards the middle of the year, we would expect 3 one month and 3 another, so just to the 15.

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FINAL TRANSCRIPT

ARP - Q4 2004 American Reprographics Company Earnings Conference Call

Bradley Safalo - *J.P. Morgan - Analyst*

Great, thanks a lot guys.

Operator

Michael Schneider.

Michael Schneider - *Robert W. Baird - Analyst*

Could you give us the breakdown of revenue by geography?

Mohan Chandramohan - *American Reprographics Company - CEO*

Mark, could to take that question?

Mark Legg - *American Reprographics Company - CFO*

Yes, I would be happy to, Mohan. For 2004 in Southern California, we have 6 regions that we track. Southern California was 139.8 million; northern California was 84.1 million; Pacific Northwest, which includes Washington and Oregon, was 24.8 million; our Southern region, which includes Las Vegas, all of the Gulf Coast and Florida, came in at 68.3 million; our Midwest divisions came in at 48.8 million and our Northeast divisions came in at 78 million.

Michael Schneider - *Robert W. Baird - Analyst*

Okay, thank you. And Mohan, could you just address the issue with the AIA and trying to get them to reform their rules about digital reimbursement?

Mohan Chandramohan - *American Reprographics Company - CEO*

Yes. This is something that the architects are dealing with their initial, when they went from drafting manually to the computers, getting their balance reimbursed when they send their digital files to us, rather than manually drawing it. When we produce the balance, they initially had difficulty getting that reimbursed, but they got through that. So they're going through a similar transition right now.

Michael Schneider - *Robert W. Baird - Analyst*

And when would you expect there to actually be a pronouncement on this, or is it difficult to tell?

Mohan Chandramohan - *American Reprographics Company - CEO*

It is difficult to tell.

Michael Schneider - *Robert W. Baird - Analyst*

Okay, thank you again.

Operator

There no further questions, sir.

Mohan Chandramohan - *American Reprographics Company - CEO*

Thank you, Stephen.

David Stickney - *American Reprographics Company - IR*

Thank you very much, operator. This is David Stickney again. I would like to thank everyone for joining us today on our first earnings call. For anyone who has further questions about the Company, please contact Jason Golz of Financial Dynamics at the following the number -- 415-439-4532. Thank you again and have a great evening.

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